Exhibit 10.2
Employment Offer Letter dated March 22, 2010 between Geeknet, Inc. and Matthew Sweeney

650 Castro Street, Suite 450 Mountain View, CA 94041

March 22, 2010

Mr. Matthew J. Sweeney
144 Sherman Ct.
Fairfield, CT  06824

Dear Matt,

I am delighted to offer you the opportunity to join me and the rest of the Geeknet team (the “Company”) in the position of Chief Revenue Officer. In this role you will report to me.

In conjunction with this position, you will receive the following:

•
Annual Base Salary: You will receive an annual base salary of three hundred thousand dollars ($300,000.00), minus applicable tax withholdings.  Such compensation shall be paid bi-monthly in accordance with normal Company payroll practices.  I am sure you recognize that the quotation of an annual salary rate is for purposes of communication and is not intended to imply a specific condition or length of employment.

•
Variable Target Compensation Plan:  You will be eligible to participate in a variable target compensation plan.  This plan will be drawn up under separate cover within sixty days from your date of hire and will be based upon attainment of your individual objectives.  Your variable target compensation plan (commission/bonus for this fiscal year) will be based on an annual “target” of $300,000.00 prorated from your start date.

•
Stock Option Plan: If you accept this offer of employment, I will recommend that you be granted a stock option (“Option”) to purchase four hundred sixty thousand (460,000) shares of the Company’s common stock.  This Option is subject to approval by the Company’s Board of Directors.  This Option is expected to be granted on the last business day of the month in which your employment with the Company begins.  The Option price shall be the NASDAQ Global Market Official Closing Price on the date of grant.  This Option will vest according to the following plan schedule: 25% vested after one year and 1/48th per month thereafter. You will be responsible for any taxes associated with exercising the Option shares.  The granting of Options is wholly discretionary in nature, in recognition of performance or anticipated performance, and does not create any obligation on the part of the Company to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

•
Employee Benefits: You will receive and be eligible to participate in the Company’s normal employee benefits package, including health insurance (medical, dental and vision insurance), life and disability insurances, flexible spending account program as well as our 401(k) retirement plan.  You will also receive 15 working days of paid time off (PTO) per year accrued bi-monthly on the basis of your length of employment from your date of hire in a regular, full-time position.

Mr. Matthew Sweeney
March 22, 2010
Page Two

At Will Employment

This offer of employment, if accepted, does not constitute an employment contract; your employment with Geeknet, Inc. is “at will” and may be terminated by you or the Company at any time for any reason or no reason, as permitted by law.

Entire Agreement

This offer of employment, and the associated Employment Agreement dated March 22, 2010 and attached as Exhibit A (the “Agreement”), constitute the entire agreement of the parties hereto as to the subject matter herein and supersede and replace all prior or contemporaneous agreements whether written or oral.  Any conflict between the provisions of this offer letter and the Agreement shall be resolved in favor of this Agreement.  This offer letter may not be amended or altered in any way by oral statements.  Terms of this offer are confidential.

Effectiveness of Offer

This offer of employment shall remain in effect until close of business on Friday, March 26, 2010.

Additional Requirements

At the commencement of your employment, you will be required to sign Company policy documents on a variety of topics, including confidentiality, conflict of interest, business conduct and ethics. This offer is contingent on you satisfactorily passing a background investigation and completion of reference checks.

The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States.  Enclosed is the Eligibility Verification Form (INS form I-9), which specifies which documents you are required to produce to establish such eligibility.  Please complete Part A of the I-9 and bring it and the required documentation with you when you report for work on your first day.

At Geeknet, Inc., we depend on the commitment, enthusiasm and skills of our team members to lead the Company’s growth.  Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can.  We therefore expect you to play a key role in the growth and success of our business.  I look forward to having you on the team and to working with you to carry out the vision and mission of Geeknet, Inc.

Mr. Matthew Sweeney
March 22, 2010
Page Three

Acceptance

Matt, I trust that this offer reflects both the spirit of our discussions and my enthusiasm for your candidacy.  Your signature below indicates your acceptance of this offer of employment.  Please sign and return a copy to David Fay, our Sr. Director of Human Resources via fax at (650) 425-3776 or by mail.

Sincerely

/s/ Scott L. Kauffman
Scott L. Kauffman
President & CEO

I accept this offer:

/S/ Matthew J. Sweeney	3/25/10
Matthew J. Sweeney	Date

Start Date:  April 5, 2010

GEEKNET, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Matthew Sweeney (“Executive”) and Geeknet, Inc. (the “Company”), effective as of March 22, 2010 (the “Effective Date”).

1.           Duties and Scope of Employment.

(a)           Position and Duties.  Executive will serve as Chief Revenue Officer of the Company.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned by the Company’s President and Chief Executive Officer (“CEO”).  The CEO may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)           Obligations.  Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the CEO.

2.           At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.  If Executive’s employment terminates for any reason, including (without limitation) any termination prior to or following a Change of Control, Executive will not be entitled to any acceleration of Award vesting or severance pay based on termination of employment other than as provided by this Agreement.

3.           Compensation.

(a)           Base Salary.  The base salary is described in the Offer Letter.

(b)           Discretionary Bonus.  This bonus plan is described in the Offer Letter.

(c)           Equity.  Executive will be eligible to receive awards of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares or other equity awards (“Awards”) pursuant to any plans or arrangements the Company may have in effect from time to time.  For the avoidance of doubt, the initial Award is described in the Offer Letter. The Board or its committee will determine in its discretion whether Executive will be granted any additional Awards and the terms of any such Award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4.           Employee Benefits.  Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.           Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.  Upon Executive’s termination of employment, Executive will be entitled to receive Executive’s accrued but unpaid vacation through the date of Executive’s termination.

6.           Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.           Severance Benefits.

(a)           Termination for other than Cause, Death or Disability Prior to a Change of Control or after Twelve Months Following a Change of Control.  If prior to a Change of Control or after twelve (12) months following a Change of Control, the Company (or any parent or subsidiary of the Company) terminates Executive’s employment other than for Cause, death or Disability, then, subject to Section 7(c) below, Executive will receive the following severance from the Company:

(i)              Severance Payment.  Executive will receive: (A) continuing payments of severance pay (less applicable withholding taxes) for a period of three (3) months from the date of such termination equal to the pro-rata portion of Executive’s Base Salary (as in effect immediately prior to Executive’s termination) and (B) Executive’s quarterly bonus under the Company’s Named Executive Officer Bonus Policy and Plan for the entire quarter in which such termination occurred based on the achievement of the performance goals under such plan and the quarterly bonus that would have otherwise been earned.

(ii)             Post-Termination Exercise Period.  Executive’s outstanding Awards will remain exercisable for at least ninety (90) days following the date of such termination or such longer period as prescribed in the respective stock plan and agreement for each Award.  Notwithstanding the foregoing, in no event may the Award be exercised after its expiration date as provided in the respective agreement for each Award.

(iii)            Continued Employee Benefits.  Executive will receive Company-paid coverage for a period of three (3) months for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(b)           Termination for other than Cause, Death or Disability or Constructive Termination Within Twelve Months Following a Change of Control.  If within twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment other than for Cause, death or Disability, or (ii) upon Executive’s Constructive Termination with the Company (or any parent or subsidiary of the Company), then, subject to Section 7(c) below, Executive will receive the following severance from the Company:

(i)              Severance Payment.  Executive will receive: (A) continuing payments of severance pay (less applicable withholding taxes) for a period of six (6) months from the date of such termination equal to the pro-rata portion of Executive’s Base Salary (as in effect immediately prior to Executive’s termination) and (B) Executive’s quarterly bonus under the Company’s Named Executive Officer Bonus Policy and Plan for the entire quarter in which such termination occurred based on the achievement of performance goals under such plan and the quarterly bonus that would have otherwise been earned.

(ii)             Accelerated Vesting.  If Executive holds unvested Awards, then the unvested portion of each Award that would normally vest over the six (6) months following termination will immediately vest and become exercisable.  The Awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each Award.

(iii)            Post-Termination Exercise Period.  Executive’s outstanding Awards will remain exercisable for at least ninety (90) days following the date of such termination or such longer period as prescribed in the respective stock plan and agreement for each Award.  Notwithstanding the foregoing, in no event may the Award be exercised after its expiration date as provided in the respective agreement for each Award.

(iv)            Continued Employee Benefits.  Executive will receive Company-paid coverage for a period of six (6) months for the cost of continuation coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans.

(c)           Separation and Release of Claims Agreement.  The receipt of any severance payments or benefits pursuant to this Agreement is subject to the Executive signing and not revoking a separation and release of claims agreement in a form reasonably acceptable to the Company (the “Release”), which must become effective no later than the 60th day following the Executive’s termination of employment (the “Release Deadline”), and if not, the Executive will forfeit any right to severance payments or benefits under this Agreement.  To become effective, the Release must be executed by the Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without the Executive having revoked the Release.  In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective.  In the event the Executive’s termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 7(h)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 7(a) and 7(b), (ii) the date the Release becomes effective, or (iii) Section 7(h).

(d)           Timing of Severance Payments.  The Company will pay the severance payments to which Executive is entitled as salary continuation with the same timing as in effect immediately prior to Executive’s termination of employment.  If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(e)           Voluntary Resignation; Termination due to Death or Disability.  If Executive’s employment with the Company (or any parent or subsidiary of the Company) terminates voluntarily by Executive (except upon Constructive Termination following a Change of Control), or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned through the date of termination), and (iii) Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.

(f)           Termination for Cause.  If Executive’s employment with the Company terminates for Cause by the Company (or any parent or subsidiary of the Company), then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned as of the date Executive receives written notification of Executive’s termination for Cause), and (iii) Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.

(g)           Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement.  Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of Award vesting or severance pay other than those benefits expressly set forth in this Section 7.

(h)          Section 409A.

(i)              Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then, if required, the severance and benefits payable to Executive pursuant to this Agreement (other than due to death), if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii)             Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)            The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.           Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (“Code”) and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order unless the Company determines in writing a different order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(b)(i); (2) cancellation of accelerated vesting of Awards; and (3) reduction of continued employee benefits.  In the event that acceleration of vesting of Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 8, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 8.

9.           Definition of Terms.  The following terms referred to in this Agreement will have the following meanings:

(a)           Benefit Plans.  For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental and vision benefits.  Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Executive is entitled to receive severance pursuant to Section 7.  The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Executive’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Executive has properly elected continuation coverage under COBRA (in which case Executive will be solely responsible for electing such coverage for Executive’s eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage that is reasonably available to Executive and/or Executive’s eligible dependents.

(b)           Cause.  “Cause” is defined as a determination by the Company of any of the following: (i) any act of personal dishonesty involving Executive in connection with Executive’s responsibilities as an employee of the Company; (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony; (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company; (iv) continued violations by Executive of Executive’s obligations as an employee of the Company which are demonstrably willful and deliberate on Executive’s part after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed Executive’s duties (unless such violation by its nature cannot be cured, in which case notice and an opportunity to cure shall not be required); or (v) Executive’s arrest for any crime involving fraud, embezzlement or any other act of moral turpitude.

(c)          Change of Control.  “Change of Control” means the occurrence of any of the following events:

(i)              the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities (the “Voting Securities”); provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control; or

(ii)             a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 9(c)(ii) the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C).  For purposes of this Section 9(c)(ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change in control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(d)           Constructive Termination.  “Constructive Termination” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without Executive’s consent: (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s authority, duties or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable authority, duties or responsibilities; provided, however, it being understood that a new position within a larger combined company does not constitute “Constructive Termination” if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that Executive may not retain as senior a position overall within the larger combined company as Executive’s prior position; (ii) a material reduction of Executive’s Base Salary; (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than fifty (50) miles from Executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement.  Executive will not resign for Constructive Termination without first providing the Company with written notice of the acts or omissions constituting the grounds for “Constructive Termination” within ninety (90) days of the initial existence of the grounds for “Constructive Termination” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(e)           Disability.  “Disability” will mean that Executive has been unable to perform Executive’s Company duties as the result of Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).  Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment.  In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

(f)           Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

10.         Successors.

(a)           The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.  The failure of the Company to obtain the assumption of this Agreement by any successor will constitute a material breach of a material part of this Agreement.

(b)           Executive’s Successors.  The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11.         Notice.

(a)           General.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of the CEO.

(b)          Notice of Termination.  Any termination by the Company for Cause or by Executive for Constructive Termination or as a result of a voluntary resignation by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement.  Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).  The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Constructive Termination will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

12.         Arbitration.

(a)           Arbitration.  In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law.  The Federal Arbitration Act shall also continue to apply with full force and effect, notwithstanding the application of procedural rules set forth under the Act.

(b)           Dispute Resolution.  Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, Claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)           Procedure.  Executive agrees that any arbitration will be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing.  The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law.  The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to the rules of conflict of law.  To the extent that the JAMS Rules conflict with California law, California law shall take precedence.  The decision of the arbitrator shall be in writing.  Any arbitration under this Agreement shall be conducted in Santa Clara County, California.

(d)          Remedy.  Except as provided by the Act, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e)           Administrative Relief.  Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board.  However, Executive may not pursue court action regarding any such claim, except as permitted by law.

(f)           Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

13.         Miscellaneous Provisions.

(a)           No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)           Amendment.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(c)           Waiver.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)          Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e)           Entire Agreement.  The Offer Letter and this Agreement constitute the entire agreement of the parties hereto as to the subject matter herein and supersedes and replaces all prior or contemporaneous agreements whether written or oral including, without limitation.  Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any acceleration of Award vesting or severance pay based on termination of employment and Executive hereby agrees that he or she has no such rights except as stated herein, and Executive agrees that any such rights, whether in an employment agreement, offer letter, stock option agreement, stock option plan or other agreement, are hereby waived.

(f)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(g)          Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)          Withholding.  All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	GEEKNET, INC.

	By:	/s/ Scott L. Kauffman

	Title:	President & CEO

EXECUTIVE	By:	/s/ Matthew Sweeney

	Title:	Chief Revenue Officer

Amendment to the March 22, 2010 Offer Letter (“Amendment”)

This Amendment by and between Matthew J. Sweeney and Geeknet, Inc. hereby amends that certain Offer Letter dated March 22, 2010 (“Offer Letter”).

1.	The second, third and fourth sentences of the paragraph titled “Stock Option Plan” are hereby deleted and replaced as follows:

“This Option has been approved by the Compensation Committee of the Company’s Board of Directors.  This Option will be granted with a vesting date commencing on the date your employment begins.  The Option price shall be the NASDAQ Global Market Official Closing Price on the date your employment begins.

2.
All other provisions of the Offer Letter remain in full force and effect.  This Amendment, the Offer Letter and the Employment Agreement dated March 22, 2010 constitute the entire understanding of the parties on the subject matter hereof.

Geeknet, Inc.	/S/ Matthew J. Sweeney
Matthew J. Sweeney

/S/ Scott L. Kauffman	April 5, 2010
Name	Date

President & CEO
Title

4/5/10
Date